Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Sue Maynard (Covance media) - +1 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP COMPLETES ACQUISITION OF CHILTERN
Strengthens LabCorp’s Position as a Global Life Sciences Company with Leading Diagnostics and Drug Development Businesses

Burlington, NC, September 1, 2017 - LabCorp® (NYSE: LH), a leading global life sciences company, has completed its previously announced acquisition of Chiltern, which will become part of the company’s Covance Drug Development business. The acquisition creates a market-leading CRO, with more than 20,000 employees around the world, enhancing Covance’s offerings to include a dedicated focus on the high-growth emerging and mid-market biopharma segments.
“The addition of Chiltern advances a key element of LabCorp’s strategy - to bring innovative medicines to patients faster which ultimately will improve patient outcomes,” said David P. King, chairman and CEO of LabCorp. “We are delighted to welcome our Chiltern colleagues and look forward to driving growth and innovation as we offer enhanced solutions to our biopharmaceutical customers.”
The Covance executive team will be integrated with Chiltern members immediately and will comprise existing leaders from both companies.
“The powerful combination of Covance and Chiltern enables us to provide enhanced customer offerings including expanded functional service provider solutions and leading oncology expertise,” said John Ratliff, CEO of Covance. “I’m looking forward to beginning the next chapter in our Covance story together with our strong leadership team and talented colleagues. At the same time, I’d like to recognize and thank Jim Esinhart Ph.D., Chiltern’s CEO, for his leadership in building a tremendous company. While he is not joining us on our journey forward, his dedication to customers, employees and patients has been greatly appreciated.”
Chiltern’s forecasted 2017 revenue and adjusted EBITDA are approximately $550 million and $95 million, respectively. Excluding one-time costs relating to the transaction and with the benefit of cost synergies, the company expects it to be accretive to adjusted earnings per share and free cash flow in year one, and to earn its cost of capital by year three. The company will provide updated guidance that includes Chiltern on its quarterly earnings call in October.
About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements including with respect to Chiltern’s forecasted 2017 revenue and adjusted EBITDA, expectations regarding Chiltern’s impact on adjusted earnings per share and free cash flow, and expected leadership, benefits, growth, innovation, product offerings and integration opportunities and timing. Each of the forward-looking statements is subject to change based on various important factors, including without limitation: the successful integration of Chiltern into LabCorp’s business; adverse reactions to the integration by customers, suppliers or strategic partners; dependence on key personnel and customers; reliance on proprietary technology; management of growth and organizational change; and competitive actions in the marketplace. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC.

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